Exhibit 99.3

Verso Corporation Positions Company for Long-Term Success

By Initiating Process to Restructure Debt

Verso Corporation and its Subsidiaries File Voluntary Petitions under Chapter 11 of

U.S. Bankruptcy Code and Expect To Reach Agreed-Upon Terms for Plan of Reorganization with Certain Creditors and to Obtain up to $600 million in Debtor-in-Possession Financing Package

Normal Operations to Continue

MEMPHIS, Tennessee – January 26, 2016 – Verso Corporation (OTCPink: VRSZ) today announced that the company and its subsidiaries have filed voluntary petitions with the United States Bankruptcy Court in the District of Delaware to reorganize under Chapter 11 of the U.S. Bankruptcy Code. Verso’s board of directors authorized the filing of the Chapter 11 cases to facilitate a debt restructuring necessary to strengthen the company’s balance sheet and to position Verso for long-term success. Verso expects today’s announcement will have virtually no impact on the day-to-day operations of the company.

“While filing for Chapter 11 protection was a difficult decision, we are pleased that we enter this process with strong creditor support. We have worked together with a broad spectrum of financial creditors to develop a restructuring plan to eliminate $2.4 billion of our outstanding debt and to exit the Chapter 11 process in a short timeframe,” said Verso President and CEO David J. Paterson. The expected agreement on terms for a plan of reorganization is with creditors holding at least a majority in principal amount of most classes of funded debt of Verso and its subsidiaries. Verso anticipates that upon finalizing agreed-upon terms, the plan of reorganization would result in the holders of its funded debt receiving equity of Verso in exchange for their claims.

Verso also expects to finalize a debtor-in-possession (DIP) financing package totaling up to $600 million in the next day that will provide the company with significant operational flexibility to successfully reorganize. The DIP package will provide Verso with sufficient liquidity to support its ongoing operations for the foreseeable future during the Chapter 11 process.

Verso will promptly seek immediate relief from the Bankruptcy Court through the filing of customary first day motions that will allow the company to transition its business into Chapter 11, including, among other things, granting the authority to pay pre-petition wages, salaries and benefits and to honor customer programs.

Paterson explained the filing, noting that “since Verso acquired NewPage Holdings Inc. in January 2015, a confluence of external factors, including an accelerated and unprecedented decline in demand for our products, a significant increase in foreign imports resulting from a strong U.S. dollar relative to foreign currencies, and Verso’s impending financial obligations made it apparent that action was needed.” He further noted that “Verso chose to take this proactive step with the firm belief that our company will emerge from the Chapter 11 process as a stronger company that is positioned to compete and win, even as challenges in the overall economic environment continue.”

Verso expects the reorganization process to have virtually no impact on its daily business. “Verso intends to operate our business as usual with an unwavering focus on running our facilities safely and efficiently, delivering the high quality products and services our customers have come to expect from us, maintaining valued relationships with our suppliers, protecting the environment, and being a good neighbor in the communities where we operate,” Paterson said.

A link titled “Verso Restructuring” has been added to the home page of Verso’s website, versoco.com, to provide information about the bankruptcy process and legal filings made with the Bankruptcy Court. The company’s Consolidated Water Power Company subsidiary is not part of the bankruptcy filing.

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso’s long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso’s passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” “potential” and other similar expressions, including statements relating to Verso’s ability to obtain up to $600 million in DIP financing and the expected impact on Verso’s operations as a result of the Chapter 11 filings. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. Verso’s actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including (a) the potential adverse impact of the Chapter 11 filings on Verso’s liquidity or results of operations, (b) changes in Verso’s ability to meet financial obligations during the Chapter 11 process or to maintain contracts that are critical to Verso’s operations, (c) the outcome or timing of the Chapter 11 process, (d) the effect of the Chapter 11 filings on Verso’s relationships with third parties and employees, (e) proceedings that may be brought by third parties in connection with the Chapter 11 process, (f) the Bankruptcy Court approval, (g) the increased administrative costs related to the Chapter 11 process, (h) Verso’s ability to maintain adequate liquidity to fund operations during the Chapter 11 process and thereafter, and (i) other risks and uncertainties listed from time to time in Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Media Contact:

Kathi Rowzie

Vice President, Communications and Public Affairs

(901) 369-5800

kathi.rowzie@versoco.com

Investor Contact:

901-369-4128

investor.relations@versoco.com

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